Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 North Community House Road Suite 350 Charlotte, NC 28277 Tel: (704) 587-8409 Fax: (704) 587-8795 www.polypore.net

Polypore Prices Offering of $365 Million of 7½% Senior Unsecured Notes

CHARLOTTE, NC — November 11, 2010 — Polypore International, Inc. (NYSE: PPO) announced today it has priced an offering of $365 million aggregate principal amount of 7½% senior unsecured notes due November 15, 2017 at par pursuant to a Rule 144A/Reg S offering. The offering is expected to close on November 26, 2010.

The net proceeds from the offering will be used to fund the repurchase of the Company’s outstanding 8¾% Senior Subordinated Dollar Notes due 2012 (the “Dollar Notes”) and 8¾% Senior Subordinated Euro Notes due 2012 (the “Euro Notes”).  The aggregate principal amount of the Dollar Notes currently outstanding is $150 million (which excludes $75 million of outstanding Dollar Notes which will be redeemed pursuant to the redemption notice issued on November 3, 2010) and the aggregate principal amount of the Euro Notes currently outstanding is €150 million.

The senior unsecured notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the senior unsecured notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.

CONTACT:

Polypore Investor Relations

(704) 587-8886

investorrelations@polypore.net